Exhibit 99.1

John R. Croteau Named CEO of M/A-COM Technology Solutions Holdings, Inc.

LOWELL, Mass., December 12, 2012 – M/A-COM Technology Solutions Holdings, Inc. (NASDAQ: MTSI) (“M/A-COM Tech”), a leading supplier of high performance analog semiconductor solutions, today announced its Board of Directors has promoted the Company’s President, John Croteau, to the position of Chief Executive Officer effective December 13, 2012. Mr. Croteau has also been named to M/A-COM Tech’s Board of Directors. Mr. Croteau succeeds Charles Bland, who will continue to serve as a member of the Company’s Board of Directors and will remain in an advisory capacity to assist with the transition.

M/A-COM Tech Chairman John Ocampo commented, “The Board is pleased to name John Croteau as CEO of M/A-COM Tech. Since joining us as our President, he has been focused on energizing the Company’s sales efforts and identifying expanded opportunities for operational efficiencies. John’s extensive experience has already proven to be a beneficial asset to our management team. The Board would also like to express its sincere appreciation to Chuck Bland for his visionary leadership and numerous contributions to our Company. During his tenure, Chuck has been instrumental in transitioning M/A-COM Tech’s R&D team into a world-class organization, which today serves as a key foundation for our new product initiatives. I am confident that John is the right leader for the Company in its next stage of evolution and will build upon this success as we strive to achieve our long-term strategic goals.”

Mr. Croteau said, “I am excited about the opportunity to lead the M/A-COM Tech team and further advance the progress that the Company has achieved over its long operating history. We believe our end markets continue to represent compelling growth opportunities, and that we are well-equipped and uniquely positioned to deliver innovative solutions to our global customer base. The Company’s key focus remains on execution and achieving our growth and margin expansion initiatives. I look forward to leading the Company in our ongoing pursuit to build value for our customers, partners and shareholders.”

Prior to this promotion, Mr. Croteau served as M/A-COM Tech’s President since October 2012. Mr. Croteau joined M/A-COM Tech from NXP Semiconductors N.V. (“NXP”), a provider of mixed signal solutions and standard products, where he had previously served as the senior vice president and general manager of its High Performance RF business since May 2008. For three of those years, Mr. Croteau also managed NXP’s Power & Lighting Solutions business. Prior to joining NXP, Mr. Croteau held numerous product management positions at Analog Devices, Inc. (“ADI”), a high-performance semiconductor company, including general manager for ADI’s Convergent Platforms and Services Group as well as product line director for the Integrated Audio Group. Mr. Croteau holds a B.S., Engineering Science and Mechanics, from Penn State University.

About M/A-COM Technology Solutions Holdings, Inc.

M/A-COM Tech (www.macomtech.com) is a leading supplier of high performance analog semiconductor solutions for use in radio frequency (RF), microwave, and millimeter wave applications. Recognized for its broad portfolio of products, M/A-COM Tech serves diverse markets including CATV, wireless infrastructure, optical communications, aerospace and defense, automotive, industrial, medical, and mobile devices. M/A-COM Tech builds on more than 60 years of experience designing and manufacturing innovative product solutions for customers worldwide.

Headquartered in Lowell, Massachusetts, M/A-COM Tech is certified to the ISO9001 international quality standard and ISO14001 environmental management standard. M/A-COM Tech has design centers and sales offices throughout North America, Europe, Asia and Australia.

M/A-COM, M/A-COM Technology Solutions, The First Name in Microwave and the M/A-COM logo are trademarks of M/A-COM Tech. All other trademarks are the property of their respective owners.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on M/A-COM Tech management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include, among others, Messrs. Ocampo and Croteau’s statements concerning building upon our success, achieving our long-term strategic goals, growth opportunities, delivering innovative solutions, execution, achieving our growth and margin expansion initiatives and building value for our customers, partners and shareholders. Forward-looking statements include all statements that are not historical facts and generally may be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements contained in this press release reflect M/A-COM Tech’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those expressed in any forward-looking statement. Although M/A-COM Tech believes that the expectations reflected in the forward-looking statements are reasonable, it cannot and does not guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, among others, lower than expected demand in any of our three primary markets or from any of our large OEM customers, lower than expected absorption in our manufacturing facilities, lack of success or slower than expected success in our new product development efforts, loss of business due to competitive factors, obsolescence, customer program shifts or otherwise, lower than anticipated or slower than expected customer acceptance of our new product introductions, the potential for a shift in the mix of products sold in any period toward lower-margin products or a shift in the geographical mix of our revenues, the impact of any acquisition, divestiture or restructuring activity, the impact of supply shortages or other disruptions in our internal or outsourced supply chain, the relative success of our cost-savings initiatives, the impact of any current or future litigation instituted by or against us, and the impact of any claims of intellectual property infringement or misappropriation, which could require us to pay substantial damages for infringement, expend significant resources in prosecuting or defending such matters or developing non-infringing technology, incur material liability for royalty or license payments, or prevent us from selling certain of our products, as well as those factors described in “Risk Factors” in M/A-COM Tech’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended September 28, 2012 as filed with the SEC on November 28, 2012. M/A-COM Tech undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Company Contact:

M/A-COM Technology Solutions Holdings, Inc.

Conrad Gagnon

Chief Financial Officer

P: 978-656-2550

E: Conrad.Gagnon@macomtech.com

Investor Relations Contact:

Shelton Group

Leanne K. Sievers

EVP, Investor Relations

P: 949-224-3874

E: lsievers@sheltongroup.com